UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2007 (July 11, 2007)
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33016 Commission File Number	68-0629883 (I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive, Suite 200 Houston, Texas (Address of principal executive offices)	77060 (Zip Code)
(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
EAC Acquisition
     On July 11, 2007, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock,” or the “Partnership”) announced it had signed a definitive purchase agreement with AmGu Holdings, LLC to acquire Escambia Asset Co., LLC and Escambia Operating Company, LLC (collectively, “EAC”) for an aggregate purchase price of approximately $220 million, comprised of approximately $203.5 million in cash and 689,857 in Eagle Rock common units, subject to working capital and other price adjustments, in a privately negotiated transaction. The assets subject to this transaction include 33 operated wells in Escambia County, Alabama with net production of 3,300 Boepd and proved reserves of 12.2 MMBoe, of which 89% is proved developed producing. The transaction also includes two treating facilities with 100 MMcfd of capacity, one natural gas processing plant with 40 MMcfd of capacity and related gathering systems. The acquisition has an effective date of April 1, 2007, and is subject to customary closing conditions and is projected to close in late July. The EAC acquisition is expected to contribute approximately $58.1 million of annual adjusted EBITDA with maintenance capital estimated to be approximately $11 million on an annual basis.
Redman Acquisition
     On July 11,2007, Eagle Rock signed definitive purchase agreements to acquire Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate) (collectively, “Redman”) in a privately negotiated transactions. For a combined value of $180 million, Redman will receive as consideration a total of 4,426,591 newly-issued Eagle Rock common units and $74.1 million in cash, subject to working capital and other customary closing adjustments. The assets conveyed in the Redman transaction include 76 operated and 95 non-operated wells mainly located in East and South Texas with a net production of 1,810 Boepd and combined proved reserves of 8.3 MMBoe, of which 78% is proved developed producing. This acquisition is expected to generate approximately $24.8 million of annual adjusted EBITDA, with $1.5 million in maintenance capital requirements on an annual basis.
     One or more Natural Gas Partners private equity funds (“NGP”) directly or indirectly owns a majority of the equity interests in Eagle Rock and Redman. Because of the potential conflict of interest between the interests of Eagle Rock Energy G&P, LLC (the “Company”) and the public unitholders of Eagle Rock, the Board of Directors authorized the Company’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Redman acquisition. The Conflicts Committee, consisting of independent Directors of the Company, determined that the Redman acquisition was fair and reasonable to Eagle Rock and its public unitholders and recommended to the Board of Directors of the Company that the transaction be approved and authorized. In determining the purchase consideration for the Redman acquisition, the Board of Directors considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Redman.
Private Placement of Equity
     On July 11, 2007, the Partnership entered into a common unit purchase agreement to sell in a private placement 9,230,770 common units to third-party investors for total cash proceeds of approximately $204 million if the Partnership closes both the EAC acquisition and the Redman acquisition. The Partnership also has agreed to file a registration statement with the Securities and Exchange Commission registering for resale the newly-issued common units within 90 days after the closing. The Partnership anticipates that the private placement will close simultaneously with the EAC and Redman acquisitions.
     A press release issued by Eagle Rock on July 11, 2007, announcing the EAC acquisition, the Redman acquisition and the private placement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated July 11, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

Date: July 17, 2007	By:	/s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press Release dated July 11, 2007.